As filed with the Securities and Exchange Commission on December 6, 2004.

Registration No. 333-115353

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE BEACON FINANCIAL FUTURES FUND, L.P.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER DOCUMENT)

Delaware	6799	20-0963234
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification code number)	(I.R.S. Employer Identification number)

c/o Beacon Management Corporation (USA) 116 Village Boulevard, Suite 210 Princeton, New Jersey 08540 (609) 514-1801	Mark S. Stratton c/o Beacon Management Corporation (USA) 116 Village Boulevard, Suite 210 Princeton, New Jersey 08540 (609) 514-1801
(Address, Including Zip Code, and Telephone Number, Including Area Code of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code of Agent for Service)

Copies to:

Jeffry M. Henderson, Esq.

Douglas E. Arend, Esq.

Henderson & Lyman

175 West Jackson Boulevard

Suite 240

Chicago, Illinois 60604

(312) 986-6960

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Units of Limited Partnership Interest in The Beacon Financial Futures Fund, L.P.	200,000 units	$1,000	$200,000,000	$25,340

(1)	Offering price and registration fee based upon the initial offering price per unit of $1,000, in accordance with Rule 457(d).

THE BEACON FINANCIAL FUTURES FUND, L.P.—PART II

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee	$25,340
NASD filing fee	20,500
Printing and engraving	40,000
Legal fees and expenses	150,000
State “Blue Sky” filing fees	30,000
Accounting fees and expenses	50,000

Total	$315,840

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 14(b) of the partnership’s limited partnership agreement (a form of which is annexed to the prospectus as Exhibit A) provides for indemnification by the partnership of the general partner and its affiliates (as that term is defined in the limited partnership agreement) for any loss, liability, damage, cost or expense arising from any act, omission, activity or conduct undertaken by or on behalf of the partnership by the general partner that the general partner determined in good faith to be in the best interests of the partnership and that was not the result of misconduct or negligence.

Section 7 of the selling group manager agreement with Uhlmann Price Securities, LLC. provides for indemnification of the partnership, the general partner and its affiliates by Uhlmann Price Securities for any loss, claim, damage, liability, cost and expense incurred as a result of a breach by Uhlmann Price Securities of any of its representations or agreements in the selling group manager agreement, or as a result of misleading statements or material omissions in information provided by Uhlmann Price Securities for use in the registration statement or prospectus. That section also provides for the indemnification by the partnership of Uhlmann Price Securities and any selling agent appointed by Uhlmann Price Securities for any loss, claim, damage, liability, cost and expense incurred by Uhlmann Price Securities or the selling agent as a result of a breach by the partnership of any of its representations or agreements in the selling group manager agreement, or as a result of any other misleading statements or material omissions in the prospectus.

The customer agreements with Man Financial Inc and UBS Securities provide for indemnification of Man Financial and UBS Securities and their respective affiliates for liabilities, losses, damages, costs, or expenses for activities undertaken by Man Financial or UBS Securities for the partnership’s account or arising as a result of the partnership’s breach of its representations, warranties or obligations under the respective customer agreements.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS.

(a) Exhibits

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT
1.01	Form of Selling Group Manager Agreement among the Registrant, Beacon Management Corporation (USA) and Uhlmann Price Securities, LLC.

1.02	Form of Selected Selling Agent Agreement between Uhlmann Price Securities, LLC and selling agents.

3.01	Form of Limited Partnership Agreement of the Registrant (included as Exhibit A to the prospectus) (previously filed).

5.01	Opinion of Henderson & Lyman to the Registrant regarding the legality of units (including consent).

8.01	Opinion of Henderson & Lyman to the Registrant regarding certain federal income tax matters (including consent).

10.01	Advisory Agreement between the Registrant and Beacon Management Corporation (USA)

10.02	Customer Agreement between the Registrant and Man Financial Inc.

10.03	Customer Agreement between the Registrant and UBS Securities.

20.01	Form of Subscription Requirements to be executed by each purchaser of units (included as Exhibit B to the prospectus) (previously filed).

20.02	Form of Subscription Agreement and Power of Attorney to be executed by each purchaser of units (included as Exhibit C to the prospectus) (previously filed).

23.01	Consent of Independent Registered Public Accounting Firm for the Registrant and Beacon Management Corporation (USA) (previously filed).

(b) Financial Statements

Included in the Prospectus:

The Beacon Financial Futures Fund, L.P.

Report of Independent Registered Public Accounting Firm

Statements of Financial Condition

Notes to the Statements of Financial Condition

Beacon Management Corporation (USA)

Report of Independent Registered Public Accounting Firm

Statements of Financial Condition

Notes to the Statements of Financial Condition

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (b) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) To file a post-effective amendment to the registration statement to include any financial statements required by Section 210.3-19 of this chapter at the start of any delayed offering or throughout any continuous offering and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton and State of New Jersey, on the 3rd day of December, 2004.

THE BEACON FINANCIAL FUTURES FUND, L.P.

By:	BEACON MANAGEMENT CORPORATION (USA)
General Partner

By:	/s/ MARK S. STRATTON
Mark S. Stratton/President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

DATE	SIGNATURE	TITLE

December 3, 2004	/s/ MARK S. STRATTON	President of General Partner

December 3, 2004	/s/ KAREN L. ZARAMBA	Chief Financial Officer of General Partner

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